Exhibit 8.1

Alpha Technology Group Limited

LIST OF SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Neural Sense Limited	Hong Kong
Techlution Service Limited	Hong Kong